UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) April 6, 2004


                                 BGR Corporation
               (Exact name of Registrant as specified in charter)


         Nevada                           333-72392                98-0353403
(State or other jurisdiction            (Commission             (I.R.S. Employer
     of incorporation)                   File Number)            Identification)


           7263 E. San Alfredo
              Scottsdale, AZ                                         85258
 (Address of principal executive offices)                          (Zip Code)


       Registrant's telephone number, including area code: (480) 596-4014


                              Cortex Systems, Inc.
                          777 Royal Oak Drive Suite 310
                           Victoria, British Columbia
                                 Canada V8X 5K2
          (Former name or former address, if changed since last report)
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ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

a.) APPOINTMENT OF OFFICERS AND DIRECTORS

At a Board of Directors meeting held on March 16, 2004, Bradford J. Miller was appointed President and to the Board of Directors. Mr. Miller has over twenty years experience in the food franchising industry. He was President and Owner of a McDonald's Multi-Restaurant Franchise from 1980-1996. He purchased the Franchise after working up to Store Manager, Multi-Unit Supervisor, Human Resources/Training Manager, and V. P. In 1981 he was even named "Outstanding Store Manager" in Washington, D.C. region. While attending Hamburger University in 1981 and 1987, he managed the start-ups, staffing, and initial operations of multi-unit McDonald's franchised restaurants and oversaw the continuing development and operations of the restaurants. Mr. Miller directed equipment and facility maintenance and replacement, improvements, additions, and remodeling. He directed staffing, development, and training of store managers and developed training classes. He was also responsible for funds management, long-term corporate planning, and marketing plans.

From 1997-2000, as a Founding Partner and Vice-President of Big Image Graphics in Richmond, Virginia, Mr. Miller used his management expertise to help the company grow from $900,000 in sales in 1998 to over $5 million in 2000.

In addition to Mr. Miller's appointment, Mr. James Medeiros, a current Director, was given the title of Secretary and Mr. Jerry Brown, also Company Chairman, was given the title of Treasurer until a replacement is found for Mr. Campbell.

b.) SALE OF SECURITIES

In February, 2003 the Company sold 140,000 common shares, plus warrants to purchase 140,000 shares at a price of $0.50 per share for a total purchase price of $30,000. The shares and warrants were sold in a limited offering to accredited investors. Each unit consists of 20,000 common shares with each share carrying a warrant to purchase an additional share at a price of $0.50 per share.

ITEM 6. RESIGNATIONS OF REGISTRANT'S DIRECTORS

On March 8, 2004 Scott Campbell resigned as Treasure and a Director of the Corporation.

On March 8, 2004 Louis Lukens resigned as Secretary and a Director of the Corporation.

                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned here unto duly authorized.

Date: April 6, 2004

                              BGR Corporation


                              By: /s/ Bradford J. Miller
                                 -------------------------------
                                 Bradford J. Miller, President